EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of May 11, 1999 is entered into by and among HealthandBeautyDirect.com, a Delaware Corporation (the "Company"), Linda Seidel (the "Employee") and Corky, Inc. ("Corky").

W I T N E S S E T H:

WHEREAS, Employee is a principal stockholder and officer of Corky, Inc., a Maryland corporation and one of the principal shareholders of the Company;

WHEREAS, one of the principal objectives of the Company is to develop, market and distribute a line of cosmetic products developed by the Employee under the name "Natural Cover" or such other name as the Company shall determine;

WHEREAS, the Employee has contributed all of the rights to such products and certain other assets to the Company, including intellectual property, relationships with vendors and suppliers and know-how, in exchange for an interest in the Company and certain other payments; and

WHEREAS, in connection with the operation of the Company, the respective parties desire to perform pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises which shall be incorporated as a substantial part of this Agreement, the mutual promises herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is understood and agreed as follows:

1.	Employment.	The Company hereby engages Employee as a full-time
employee for the period (the "Employment Period") and as a part-time consultant for the period (the "Consulting Period") specified in Section 4 hereof and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement.

2.	Duties and Status.

(a)	Throughout the Employment Period, the Employee shall exercise such authority and perform such duties as are assigned to her by the Company's Board of Directors, which shall include but not be limited to the following:

 (i) serve as spokesperson for the Company which shall include, but not be limited to, appearing in infomercials, commercials, print advertisements and any other form of advertisement or public relations as the Company shall determine;

(ii) work on product development for the Company which shall include developing new products, improving existing products and expanding the existing line of products;

(iii) conduct lectures and seminars on such topics and at such times and locations as may be determined by the Company; and

(iv) perform all other duties and responsibilities for the Company, provided that such duties and responsibilities are reasonable and commensurate with the Employee's status as a principal employee of the Company.

(b)	Throughout the Employment Period, the Employee shall (i) devote her full time and efforts to the business of the Company and will not engage in consulting work or any trade or business for her own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of her duties hereunder in any way and (ii) accept such additional or different duties and responsibilities as are assigned to her by the Company, provided that such duties and responsibilities are reasonable and commensurate with the Employee's status as a principal employee of the Company.

(c)	The Employee shall be required to perform the services and duties referred to in this Section 2 at the offices of the Company in Baltimore, Maryland or at such other locations; provided that the Employee shall be required to travel, at the Company's expense, to such regional offices as shall be established from time to time as well as to seminar, client, job, filming or any other locations as may be reasonably necessary in the performance of her duties hereunder.

3.	Compensation and General Benefits.  As compensation for her services under this Agreement, the Employee shall be compensated as follows:

(a)	Salary.  The Company shall pay to the Employee an annual base salary of $60,000, subject to adjustment as discussed below, provided that, if due to financial hardship, the [Company] requires a pay reduction for all senior employees of the Company generally, the salary hereunder may be reduced consistent with such pay decrease; provided that following any such decrease and until such time as base salaries are restored to their levels immediately prior to such decrease, all senior employees similarly situated shall be treated on an equivalent basis. Such salary shall be payable at least monthly or at shorter intervals as determined by the Company. Such salary shall be subject to normal periodic review at least annually by the Company's Board of Directors based on the salary policies of the Company and the Employee's contributions to the business of the Company.

(b)	Compensation Pursuant to Partnership Agreement.  It is acknowledged by the parties to this Agreement that a significant portion of Employee's
compensation is in the form of Common Stock of the Company.   The Employee
has agreed to enter into this Employment Agreement.

(c)	Vacation and Sick Leave.  The Employee may take up to four weeks'
annual vacation provided an absence of such duration or at such time would not adversely affect the operations, profitability, or growth prospects of the Company's business and provided that the Employee may not take more than two consecutive weeks of vacation at any time. Unused vacation time shall not accumulate from year to year. The Employee shall be entitled to paid sick leave and holidays in accordance with the Company's announced policy for senior employees, as established by the Company's Board of Directors and as in effect from time to time.

(d)	Expenses.  All reasonable business related expenses of the Employee shall be reimbursed within thirty (30) days of submission of sufficient evidence of such expenses to substantiate the Company's right to claim income tax deductions for such expenses. Any individual expense item exceeding $1,000 in amount must be approved by the Company in advance of the incurrence of such expense.

		(e)	Perquisites and Other Benefits.

(i) Throughout the Employment Period, the Employee shall be entitled to participate in such retirement plans, group and individual disability, group and individual life, survivor income, sickness, accident, dental, medical and health benefits and other similar plans of the Company which are in effect from time to time for other employees of the Company and in any successor or additional benefit programs, plans or arrangements of the Company which may be established by the Company, as and to the extent any such benefit programs, plans and arrangements are or may from time to time be in effect, to the extent determined by the Company but subject to the terms hereof and provided that the Employee is eligible to participate in such plans under the terms of such plans. This paragraph (i) in no way creates any obligation of the Company to adopt such employee benefit plans.

(ii) Throughout the Employment Period, the Employee shall be entitled to the following additional benefits: (A) comprehensive medical insurance with standard and reasonable deductibles or co-insurance, (B) long-term disability insurance paying disability benefits of at least 50% of the Employee's salary upon the termination of the Employee's employment by reason of disability; and (C) annual physical examinations (as more fully discussed in Section 11 hereof).

(f) Fees. All fees or other consideration paid or given to the Employee or to the Company in respect of the services rendered in connection with the Employee's employment shall be the property of the Company, and all such services shall be performed by the Employee on behalf of the Company. The Company reserves full right to bill for all services performed by the Employee for the Company at such standard rates as the Company shall from time to time establish, and the Employee agrees that all such fees, when accrued and paid, are the sole property of the Company and that the Employee has no interest in any such fees whatsoever, unless otherwise determined by the Company's Board of Directors.

4.	Employment Period and Consulting Period.The Employment Period shall commence on the signing of this Agreement (the "Effective Date") and shall continue for a period of five (5) years provided that each of the parties hereto have the right to extend the Employment Period for an additional five
(5) year term upon written notice to the other provided at least ninety (90) days prior to the end of the first term. If the Employee has been employed by the Company for both five (5) year terms provided above, then the Employee has the option, upon written notice to the Company provided at least ninety (90) days prior to the end of the second term to extend the Employment Period for an additional ten (10) years. In the event that the Employee elects not to extend the Employment Period for the additional ten
(10) year term provided for in the preceding sentence, then the Consulting Period shall commence immediately upon the end of the Employment Period if either party has given written notice to the other no later than ninety (90) days prior to the commencement of such period that it wishes to commence the consulting arrangement described in Section 15 hereof. The Consulting Period shall continue for a period of five (5) years provided that each of the parties hereto have the right to extend the Consulting Period for an additional five (5) year term upon written notice to the other provided at least ninety (90) days prior to the end of the first term of the Consulting Period.

5.	Termination.

(a)	  This Agreement shall be terminable by the Company only upon cause.
In such event, the Company must give the Employee at least ninety (90) days prior written notice. Cause shall be generally defined to mean the material malfeasance or nonfeasance of the Employee, which is substantially detrimental to the success of the business of the Company and which is not corrected immediately, if possible, upon notice from the Company and in any event within thirty (30) days of receipt of such notice.

(b) Notwithstanding anything herein to the contrary, this Agreement shall terminate upon the happening of any of the following events or instances:

(i)  the termination, liquidation or dissolution of the Company;

(ii) the Company is deemed to be insolvent, files for relief under federal bankruptcy laws, makes an assignment for the benefit of creditors, or otherwise becomes insolvent;

(iii)  the death or incompetency of the Employee; or

(iv) at the option of the Company, the disability, mental or physical, of the Employee as defined in Section 6 hereof.

(c) Upon termination of this Agreement, the Employee shall be bound by and shall observe all covenants and obligations, which by their nature or expressed agreement, are intended to survive the termination or expiration of this Agreement including, without limitation, the covenants provided in
Section 8 hereof.

6.	Disability.

(a) As used in this Agreement, the term "disability" shall mean the mental or physical inability of the Employee to perform her duties as contemplated in this Agreement which is sustained for a period of ninety (90) days.

(b) If the Employee is disabled, she shall be entitled to receive the salary to which she otherwise would have been entitled, were she not disabled, for a period of twelve (12) months from the onset of such disability. Unless this Agreement is terminated at the option of the Company upon the disability of the Employee, this Agreement will be suspended, other than the obligation of the Company to make the payments for twelve months pursuant to the preceding sentence and the provisions of Sections 8, 9, 11, 12 and 14 which will remain in effect. Upon the end of the disability, this Agreement will be reinstated with full force and effect but the term of the Employment Period pursuant to this Agreement will not be extended beyond the time that it would otherwise have expired without the occurrence of the disability.

7.	Termination Benefits.

(a)	In the event of a termination of this Agreement as a result of the disability of the Employee, (i) then to the extent the proceeds from the disability insurance which the Company has maintained on the Employee are paid directly to the Employee, such proceeds shall offset on a dollar-for-dollar basis the payments due under Section 6, (ii) the Company shall at its expense continue benefits under the Company's health and accident programs, plans and arrangements, if the Company has adopted such a program, plan or arrangement, for two years following the date of disability for the Employee; and (iii) the Employee will receive such benefits as they may be entitled under the terms of the benefit programs, plans, and arrangements described in Section 3 which provide benefits upon disability of the Employee.

(b)	In the event of a termination of this Agreement as a result of the normal expiration of this Agreement or for any other reason other than the death, incompetence or disability of the Employee, the Company shall have no further contractual obligations to pay the Employee any additional salary or bonus or to continue any benefits under the Company's health and accident programs, plans and arrangements except to pay or provide for the payment of any statutory or vested benefits such as COBRA benefits or 401(k) amounts, if any, and except for the obligation to pay the bonus in respect of the current year during which the Agreement was terminated pro rated for the portion of the year that the Agreement was in effect.




8.	Confidential Information and Non-Competition.

(a) The Employee and the Company recognize that, due to relationship of the Employee to the Company, the Employee will have access to and will acquire, and may assist in developing, confidential and proprietary information relating to the business and operations of the Company. The Employee acknowledges that such information has been and will continue to be of central importance to the business of the Company p and that disclosure of it to or its use by others could cause substantial loss to the Company. The Employee and the Company also recognize that an important part of the Employee's duties will be to develop goodwill for the Company as a spokesperson and through her personal contact with customers, agents and others having business relationships with the Company and that there is a danger that this goodwill, a proprietary asset of the Company, may follow the Employee if her relationship with the Company is terminated. Accordingly, the Employee agrees to the following provisions relating to confidential information and non-competition with the Company as provided in this Section 8.

(b) The Employee agrees that, during the term of this Agreement, and for a period of two (2) years after the termination of this Agreement for any reason whatsoever, she shall not, anywhere in the United States (or the world if during the term of the Employee's employment, the Company shall have engaged in operations or conducted sales or marketing efforts outside of the United States), participate or engage in any business in competition with the business of the Company, whether directly or indirectly, as a partner, director, officer, proprietor, employee, consultant, agent or otherwise. The Employee further agrees that during the term of this Agreement, and for a period of two (2) years following the termination of this Agreement for any reason whatsoever, she shall not anywhere in the United States (or those foreign countries in which the Company shall have engaged in operations or conducted sales or marketing efforts during the term of the this Agreement), solicit (directly or indirectly, for her own account or for the account of others) orders for services or products of a kind or nature like or similar to services performed or products sold by the Company during the term of this Agreement. The Employee further agrees that she shall not, at any time, directly or indirectly, urge any client or customer or potential client or potential customer of the Company to discontinue business, in whole or in part, or not to do business, with the Company.

(c) The Employee expressly acknowledges and agrees (i) that the restrictions set forth herein are reasonable, in terms of scope, duration, geographic area and otherwise, (ii) that the protections afforded to the Company are necessary to protect its legitimate business interests, and
(iii) that the agreement to observe such restrictions form a material part of the consideration for this Agreement, the Employee's employment by the Company and the Common Stock interest of Corky, Inc. The restrictions set forth in this Section 8 will not apply subsequent to the termination of this Agreement in the event that (x) the Company is not in compliance with all of the material obligations to the Employee under this Agreement (and fails to take all reasonable action to correct such non-compliance within ninety (90) days of receipt of notice from the Employee of such non-compliance), (y) the Company is no longer diligently pursuing the business of the Company or (z) the Employee was terminated by the Company in violation of this Agreement.

(d) The Employee agrees that during the term of this Agreement, and for a period of two years after the termination of this Agreement for any reason whatsoever, she shall not disclose to any person, other than in the discharge of her duties under this Agreement, any trade secret or confidential or proprietary information relating to (i) the business, operations or internal structure of the Company, (ii) the clients or customers or potential clients or potential customers of the Company, (iii) any method or procedure (such as records, programs, systems, correspondence or other documents) relating or pertaining to projects developed by the Company or contemplated to be developed by the Company or (iv) the Company's business. Further, upon leaving the employ of the Company for any reason whatsoever, the Employee shall not take with her, without prior written consent of the Company's Board of Directors, any documents, forms, or other reproductions of any data or any information relating to or pertaining to the Company, any of the clients or customers or potential clients or potential customers of the Company or any other confidential information or trade secrets. For purposes of this Agreement, "trade secrets or confidential or proprietary information" means information unique to the Company which has a significant business purpose and is not known by or generally available from sources outside the Company or typical of industry practice.

(e) In the event that the Employee violates the provisions of this Section without knowledge of such violation, upon written notice from the Company informing her of the nature of such violation, the Employee shall immediately terminate any actions which constitute such violation.

(f) It is recognized that damages in the event of breach of this Section 8 by the Employee would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, it being agreed that the Employee shall submit to any federal or state court located in Baltimore, Maryland, and the Employee hereby waives any and all defenses she may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

9.	Intellectual Property.  Any improvements, inventions, new techniques, processes, programs or products made or developed by the Employee during the course of her employment, within or after normal business hours, relating to the business of the Company, shall be deemed to have been made or developed by her solely for the benefit of the Company and shall be the sole and exclusive property of the Company. In order to further effectuate the terms of this Agreement, the Employee agrees to assign to the Company all her rights to patents, copyrights, trademarks and all other proprietary interests which she might have in any process, program, technique, product, research item, invention or other improvement which she develops during the course of her employment by the Company. The Employee shall not, during or after the course of her employment, use or disclose to any other person or entity any such process, program, technique, product, research item, invention or other improvement except as expressly authorized in writing by the Company.

10.	Other Agreements.  Any earlier employment agreements or arrangements, whether oral or written, between the Employee and the Company are hereby terminated and shall be of no further effect after the effective date hereof.

11.	Public Image, Health and Well-Being of Employee.  As discussed in
Section 2 hereof, one of the principal duties of the Employee will be act as public spokesperson for the Company and certain products and services to be marketed and distributed by the Company. The parties hereto agree that the public image, health and well-being of the Employee are critical to the ability of the Employee to perform such duties for and on behalf of the Company and to the ultimate success of the Company's business. Accordingly, the Employee agrees not to make any statements or take any actions which could in any way adversely affect her public image, health and well-being. In the event that the Employee violates the provisions of this Section without knowledge of such violation, upon oral or written notice from the Company informing her of the nature of such violation, the Employee shall immediately terminate any actions which constitute such violation and will make any statements or take any actions which the Company's Board of Directors requests in order to repair any damage incurred due to the prior violation of this Section. In addition, the Employee agrees to submit annually to a physical examination by her current physician or a physician jointly selected by the Employee and the Company and will follow any reasonable medical recommendations or advice provided by such physician. In the event that the Employee incurs any health problem, then the Employee may be required to submit to a physical examination more frequently than on an annual basis. The Employee shall have the right to obtain a second opinion from a physician mutually agreeable to the Employee and the Company regarding the medical recommendation or advice provided by the primary physician. The Employee further agrees not to consume any medication or drugs (prescription or otherwise) without the approval of the Employee's physician. The Employee further agrees to refrain from any action which the Company's Board of Directors reasonably requests in order to maintain the Employee's public image, health and well-being.

12.	Indemnification, Holdback and Right of Set Off.  The Employee shall indemnify and hold harmless the Company, the Company's Board of Directors and their Affiliates from any liability, damage, loss, penalty, cost or expense, including reasonable attorney's fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation arising from, related to or attributable to the assets or properties contributed to the Company by the Employee, an affiliate of the Employee, or the predecessor company of the Employee. The Employee agrees, that, upon a final adjudication or arbitrator's determination that the Employee is liable for indemnity payments, the Company may holdback and set off the amount of any claim made by the Company against the Employee pursuant to such indemnification provisions against the amount of any payment due the Employee hereunder, except that the Company shall not be entitled to holdback or set off against up to $50,000 of the Employee's compensation. Any indemnification obligation arising pursuant to this
Section 12 shall be limited to the amounts payable to the Employee pursuant to this Agreement (excluding up to $50,000 in compensation) and the Employee's Common Stock interest in the Company through Corky, Inc. or any affiliated Company of the Employee.

13.	Key Man Insurance.  At any time during the term of this Agreement, the Company shall have the right to insure the life of the Employee for the Company's sole benefit, and to determine the amount of insurance and the type of policy. The Company shall be required to pay all premiums due on such policies. The Employee shall cooperate with the Employee in taking out the insurance by submitting to a physical examination, by supplying all information required by the insurance company and by executing all necessary documents. The Employee, however, shall incur no financial obligation by executing any required document, and shall have no interest in any such policy. In the event of the termination of this Agreement, then Employee shall have the right to buy any insurance policies on her life purchased by the Company for a price agreed upon between the Company and the Employee.

14.	Endorsements; Exclusivity.  The Employee agrees that, during the term of this Agreement, and for a period of two (2) years after the termination of this Agreement for any reason whatsoever, she shall not endorse any other products or services or permit the use of her name or likeness in any advertisements or marketing materials without the express written consent of the Company. In the event that the Company consents to such endorsements or advertising, then the Company will act as exclusive agent for the Employee representing her in all negotiations regarding such endorsements and advertising and all fees and other compensation to be paid to the Employee will be paid to the Company and will constitute gross receipts of the Company.

15.	Consulting Arrangement.  Under the terms of the consulting
arrangement, the Employee will remain employed by the Company but will not be required to devote more than 25% of her time to the Company and will be paid an annual base salary equal to 50% of her annual base salary paid during the last year of the Employment Period. The Employee will perform all the same duties and responsibilities as she did during the Employment Period, subject to adjustment or modification to reflect the reduced time commitment of the Employee. During the Consulting Period, the Employee shall be subject to all the restrictions and obligations referred to in this Agreement, including specifically those contained in Sections 8, 9, 11, 12 and 14. Any other matters not specifically included herein regarding the consulting arrangement will be agreed to between the Employee and the Company upon the commencement of the Consulting Period.

16.	Miscellaneous.

(a) Any notices required by this Agreement shall, unless otherwise provided herein, (i) be made in writing and mailed by certified mail, return receipt requested, with proper postage prepaid; (ii) be deemed given when so mailed;
(iii) be deemed received by the addressee within five (5) days after given or when the certified mail receipt for such mail is executed, whichever is earlier; and (iv) in the case of the Company, be mailed to its principal office, or in the case of the Employee, be mailed to the last address that the Employee has given to the Company.

(b) This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of the Employee, her executors, administrators and personal representatives. The Employee acknowledges that her services are unique and personal. Accordingly, the Employee may not assign her rights or delegate her duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the Company, and shall be transferred to and be binding upon any successor of the Company as defined by applicable laws as now are in effect, including, but not limited to, any successor of the Company pursuant to the sale by the Company of all or substantially all of its assets to another entity or the sale by all of the Common Stock to another entity; provided, that in the case of a successor by transfer of all or substantially all of the assets of the Company, or any other successor in connection with which the Company does not cease to exist by operation of the transaction in question as a matter of law, the Company shall not be relieved of its obligations hereunder.

(c) If any term or provision of this Agreement is held to be illegal or invalid, said illegality or invalidity shall not affect the remaining terms or provisions hereof, and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law.

(d) As monetary damages may not be an adequate remedy for the breach by either party of its obligations under this Agreement, each party agrees that it may be subjected to a decree of specific performance, injunction or other appropriate equitable or legal relief, for the enforcement of its obligations hereunder.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(f) This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties.

(g) Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(i) The Parties hereby agree to execute, file, seal, deliver and acknowledge any and all certificates, documents or applications and to take or cause to be taken any and all other actions necessary to effect the terms and conditions herein.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

HeathandBeautyDirect.com, INC.
a Delaware Corporation



Witness:					By:	Brian Fraidin
Chief Executive Officer and Director

HeathandBeautyDirect.com, INC.
a Delaware Corporation


Witness: 					By: 	Linda Seidel
Employee and Director

Corky, Inc.
a Maryland Corporation


Witness:					By: 	Linda Seidel
President of Corky, Inc.